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                                                                    EXHIBIT 99.1


ADVANCED VIRAL RESEARCH CORP. ANNOUNCES THE RETIREMENT OF DIRECTORS DR. BERNARD FRIEDLAND, CHAIRMAN, MESSRS. WILLIAM BREGMAN AND LOUIS SILVER

YONKERS, N.Y.--(BUSINESS WIRE)--Dec. 4, 2001--Advanced Viral Research Corp. (OTCBB:ADVR - NEWS) announced today the retirement of Dr. Bernard Friedland, 75, as Chairman of the Board of Directors of the Company and member of corporate management after 17 years of dedicated service to the Company.

Dr. Friedland served as the Company's Chairman of the Board of Directors since 1984 and also was President and CEO of the Company from 1984 to 1996. Dr. Friedland has also served as President and a Director of the Company's Advance Viral Research Limited subsidiary since 1984.

Dr. Friedland advised the Company that:

Originally, he began work on the concept of a peptide-nucleic acid solution, known as Reticulose, in 1965 as the Assistant Medical Director of Key Pharmaceuticals, Inc., which was subsequently acquired by Schering Plough. At Key Pharmaceuticals, he was involved in research and development of pharmaceuticals in the areas of sustained action medications, cardiac disease medications, antiasthma drugs, transdermal drug delivery systems, and cancer antimetabolites for 30 years. Dr. Friedland was a member of the development team for the first nitroglycerin transdermal patch granted a New Drug Application
(NDA) by the FDA. Dr. Friedland has continued his research and development with the peptide-nucleic acid drug system since 1965.

Mr. William Bregman P.E., 80 and Dr. Friedland founded Advanced Viral Research Corp. in 1984. Mr. Bregman, who is also retiring today, served as Secretary and Treasurer and a Director of the Company since 1984. Also, retiring as a Director is Mr. Louis Silver, who served to establish the original accounting system for the Company and served generously on the Board for 16 years. Mr. Bregman and Dr. Friedland were instrumental in obtaining the rights to Reticulose from the bankruptcy court of Hong Kong, securing for the Company related intellectual know-how. During the past 17 years, Dr. Friedland, with Mr. Bregman's assistance, caused the Company to acquire its manufacturing plant in Freeport and renovate it to an upgraded facility.

"Now that the Company has reached the threshold of scientific achievement of characterizing the peptide-nucleic acid product and has an FDA Investigational New Drug Application (IND) in Phase I, it is time to pass the baton of leadership to a new and progressive Board of Directors who can bring Advanced Viral Research Corp. into its position as a growing biotechnology company of the 21st century,." concluded Dr. Friedland.

Dr. Shalom Z. Hirschman, CEO and Director of the Company commented, "Bernie Friedland and Bill Bregman have worked to transform Advanced Viral Research Corp. from an idea and a hope to its present reality. Advanced Viral Research offers Bernie and Bill its sincere gratitude for their years of tireless commitment and countless contributions, and wishes them a healthy retirement."

Under the Agreements entered into with each of the retiring directors, Dr. Friedland and Mr. Bregman, each received $150,000. To fund a portion of these payments, the Company borrowed $200,000 from an affiliate at market rates. The balance of the funds were paid from working capital of the Company.

The Company will close its Florida office during December, 2001 and will thereafter conduct all business from its Yonkers, New York headquarters.

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Advanced Viral Research Corp., based in Yonkers, New York, is an emerging biopharmaceutical firm dedicated to improving patients' lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. Product R is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to complete the clinical trials of Product R. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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Contact:

     Advanced Viral Research Corp., Yonkers
     Dr. Shalom Z. Hirschman, 914/376-7383


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